UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2012

GREEN EARTH TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-53797	26-0755102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1136 Celebration Blvd., Celebration, FL 34747
 (Address of principal executive office) (Zip Code)

(877) 438-4761
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (d) On June 4, 2012, Walter Raquet was appointed to the Board of Directors of Green Earth Technologies, Inc., a Delaware corporation (the “Company”).  In connection with his appointment Mr. Raquet was granted a stock option exercisable for 150,000 shares of the Company’s common stock at an exercise price of $0.165 (the fair market value on the date of grant) per share to vest ratably over the next three years, subject to his continued directorship with the Company.

The principal occupation and brief summary of Mr. Raquet’s background is as follows:

Walter F. Raquet, age 67, was one of the co-founders of Knight Securities. Since 2011 Mr. Raquet is currently the chairman of Bolton LLC, an investment management company. From 2004 to 2011 he was chairman of WR Platform Advisors LP, a technology platform and service provider of managed accounts for hedge fund investments. He was director and executive vice president of Knight Securities from 1998 through 2002. Before April 2000, Mr. Raquet was the chief operating officer of Knight Securities since its inception in 1995. From 1992 to 1994, he was a senior vice president with Spear, Leeds & Kellogg/Troster Singer managing their technology and marketing functions. From 1982 to 1992, Mr. Raquet was a partner at Herzog Heine & Geduld, Inc., a trading firm, where he directed the firm's technology and marketing efforts. Mr. Raquet was also corporate controller for PaineWebber Incorporated between 1980 and 1982. He was executive vice president of Cantor Fitzgerald from 1977 to 1980 and controller for Weeden & Co. from 1968 to 1976. He is a CPA and practiced at the accounting firm of Price Waterhouse. Mr. Raquet received a B.S. degree in Accounting from New York University in 1966.

No family relationship exists between Mr. Raquet and any director or executive officer of the Company.

Item 8.01.    Other Events.

On June 6, 2012, the Company issued the press release attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated June 6, 2012.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN EARTH TECHNOLOGIES, INC.

By:	/s/ Greg Adams
Greg Adams
Chief Operating Officer and Chief Financial Officer

Dated:  June 6, 2012